Exhibit 99.1

FOR IMMEDIATE RELEASE
February 13, 2019

ARC GROUP WORLDWIDE ANNOUNCES SECOND QUARTER 2019 RESULTS

DELAND, FL., February 13, 2019—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing, today reported its results for the second fiscal quarter ending December 30, 2018.

Highlights for the second quarter of fiscal year 2019 compared to the second quarter fiscal year 2018 for Continuing Operations:

•Sales of $20.9 million, an increase of 19.9%;

•Gross Profit of $1.5 million, an increase of 602.3%;

•EBITDA of $0.8 million, an increase of 168.4%

Highlights for the first six months ended December 30, 2018, compared to the first six months ended December 31, 2017 for Continuing Operations:

•Sales of $41.4 million, an increase of 13.6%;

•Gross Profit of $4.6 million, an increase of 414.1%;

•EBITDA of $3.3 million, an increase of 508.8%

Quarterly Financial Summary

The following analysis is performed over Sales, Gross Profit, and EBITDA from Continuing Operations for the comparative periods identified unless otherwise noted.

We experienced continued sales growth, with an increase of approximately $3.5 million as compared to the prior period last year.  This was primarily driven by higher metal injection molding (“MIM”) and plastics sales, which was due to the combination of sales with higher order volumes in the aerospace, medical, and firearms and defense markets.  Furthermore, the Company submitted for customer approval an additional two aerospace components and acquired a new aerospace customer.  These two components have an annual expected volume of 0.2 million pieces and $1.0 million in sales.  The sales increases were magnified by the effectiveness of the cost reduction initiatives in the Precision Components Group that continue to provide benefit.

Fiscal second quarter 2019 Revenue was $20.9 million, compared to $17.4 million in our fiscal second quarter 2018.  The increase in revenue was primarily driven by higher MIM and plastics sales, as noted above.

Fiscal second quarter 2019 Gross Profit was $1.5 million, compared to a gross deficit of $(0.3) million in our fiscal second quarter 2018.  This increase was primarily the result of the cost reduction initiatives that were completed during fiscal year 2018 and the continued diversification into higher margin aerospace and medical parts sales.  As a result, the sales increase of approximately $3.5 million was 19.9%, while Gross Profit increase was approximately $1.8 million, or 602.4% over the prior comparable period.

EBITDA was $0.8 million in the fiscal second quarter 2019 compared to $(1.2) million in the fiscal second quarter 2018.  Like Gross Profit, EBITDA was positively impacted by the increased revenues, aerospace and medical part profit margins, and lower costs.

Fiscal YTD 2019 Revenues was $41.5 million, compared to $36.5 million for fiscal YTD 2018.  The increase in revenue was primarily driven by higher MIM and plastics sales, as discussed above.

Gross Profit was $4.6 million YTD 2019 compared to $0.9 million for YTD 2018.  The increase in gross profit was due to the increase in sales, cost reduction initiatives, and the continued diversification into aerospace, as noted above.

EBITDA was $3.3 million for YTD 2019, compared to $(0.8) for YTD 2018.  The increase in EBITDA is due to the cost reduction initiatives and diversification, as noted above.

Further, the Company’s planned sale of 3D Material Technologies (“3DMT”) has been progressing.  We expect to be able to sell 3DMT prior to the end of third quarter of fiscal year 2019 with the funds being used to pay down debt.  For the fiscal second quarter 2019, 3DMT had EBITDA loss of ($0.6) million.  3DMT has been recorded as discontinued operations in the financial statements

ARC’s CEO, Alan Quasha, commented, “I am generally pleased with our progress, particularly in our critically important Colorado facilities.  At this time last year, we were incurring significant losses there.  We have made operational improvements in Colorado that we expect to drive continued improved results. Additionally, Colorado has continued to successfully increase its aerospace business and prospects.  This quarter we added another aerospace customer, and launched two new aerospace parts, with an additional two new parts to be launched in fiscal third quarter 2019. While we still have more work to do, I am confident in the new leadership team we have in place to continue to drive their success.

“Our Florida facility remains our strongest performer.  Its ability to make the difficult, intricate medical parts gives them a strong niche market that continues to do well. They are working on some promising new parts, which we hope to be able to highlight in the coming quarters.

“Unfortunately, we got hit with some sins of the past and did stumble this quarter. For example, we settled a past lawsuit related to the sale of Tekna Seal, and Hungary and Stamping had some disruptions and self-inflicted wounds.  Hungary encountered high scrap and a material contamination issue that we caught early and disposed of before it was too late.  Nevertheless, it was costly. Hungary is putting in place new equipment and taking other actions to curb their scrap and contamination issues going forward, so we expect these glitches to be a onetime event.  Stamping experienced leadership and growing pains. Stamping missed Mr. Willman's strong and tight reins when he was promoted to CFO in Colorado. It also suffered a delay in a major program. Both Mr. Eli Davidai, Board Member, and Mr. Willman have spent significant time there this quarter, and we have a solid plan in place to get them back on track.  Like Florida, they also have a very promising new program in the works that has been verbally awarded and will diversify them away from their high automotive concentration.

“In all, while the bottom-line results for the quarter were disappointing, they masked continued significant progress at the Company. I am encouraged by a number of positive developments. By fiscal year end, we expect to be finally done with all the sins of the past. We have improved operational efficiencies and coordination throughout the company and have put in place programs and procedures for continued improvements. We have increased our sales growth and prospects, particularly in medical and aerospace, both of which will improve margins and stability. While disappointing we will exit the 3D printing business, the sale of 3DMT will allow us to begin to make small but meaningful investments in our core business and generate the cash flow to begin to pay down debt.

“The lead time for new orders in our business is frustratingly long, but we believe that the underlying improvements we have been making will begin to become clearer and that shareholders who have patience will be rewarded.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	December 30	December 31
For the three months ended:	2018	2017
Net Loss	$(3,542)	$(4,322)
Interest Expense, Net	898	912
Income Taxes	33	(366)
Depreciation and Amortization	2,624	2,534
Adjustment to Exclude Loss from Discontinued Operations	822	287
EBITDA from Continuing Operations	$835	$(955)
EBITDA Margin from Continuing Operations	4.0%	(5.5)%
Corporate Expenses	905	1,073
Facility EBITDA from Continuing Operations	$1,740	$118
Facility EBITDA Margin from Continuing Operations	8.3%	0.7%

Net Loss	$(3,542)	$(4,322)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	822	287
Adjusted Earnings	$(2,720)	$(4,035)
Adjusted Earnings Per Share	$(0.12)	$(0.22)
Weighted Average Common Shares Outstanding	23,349,478	18,265,323

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors’ fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding,  and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2018, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended
	December 30,	December 31,
	2018	2017
Sales	$20,907	$17,428
Cost of sales	19,415	17,725
Gross profit	1,492	(297)
Selling, general and administrative	3,345	3,357
Income from operations	(1,853)	(3,654)
Other (expense) income, net	64	165
Interest expense, net	(898)	(912)
Loss before income taxes	(2,687)	(4,401)
Income tax benefit (expense)	(33)	366
Net loss from continuing operations	(2,720)	(4,035)
Loss on sale of subsidiaries and loss from discontinued operations, net of tax	(822)	(287)
Net loss	$(3,542)	$(4,322)

Net loss per common share, basic and diluted:
Continuing operations	$(0.12)	$(0.22)
Discontinued operations	$(0.04)	$(0.02)
Attributable to ARC Group Worldwide, Inc.	$(0.15)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	23,349,478	18,265,323

ARC Group Worldwide, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 30, 2018	June 30, 2018
ASSETS
Current assets:
Cash	$249	$365
Accounts receivable, net	10,044	11,103
Inventories, net	14,815	12,102
Prepaid expenses and other current assets	1,105	2,781
Current assets of discontinued operations	3,444	547
Total current assets	29,657	26,898
Property and equipment, net	36,067	36,879
Goodwill	6,412	6,412
Intangible assets, net	14,582	16,270
Other	353	347
Long-term assets of discontinued operations	—	3,127
Total assets	$87,071	$89,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,050	$11,345
Accrued expenses and other current liabilities	2,121	2,000
Deferred revenue	561	825
Bank borrowings, current portion of long-term debt	1,704	1,721
Capital lease obligations, current portion	1,278	456
Accrued escrow obligations, current portion	776	943
Current liabilities of discontinued operations	1,364	1,422
Total current liabilities	18,854	18,712
Long-term debt, net of current portion	38,892	37,013
Capital lease obligations, net of current portion	1,273	617
Other long-term liabilities	967	965
Long-term liabilities of discontinued operations	—	462
Total liabilities	59,986	57,769

Commitments and contingencies (Note 11)

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 23,357,879 shares issued and 23,349,478 shares issued and outstanding at December 30, 2018, and 23,324,316 shares issued and 23,315,915 shares issued and outstanding at June 30, 2018	12	12
Treasury stock, at cost; 8,401 shares at December 30, 2018 and June 30, 2018	(94)	(94)
Additional paid-in capital	42,027	41,829
Accumulated deficit	(14,866)	(9,627)
Accumulated other comprehensive income	6	44
Total stockholders'equity	27,085	32,164
Total liabilities and stockholders' equity	$87,071	$89,933

ARC Group Worldwide, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the six months ended
	December 30, 2018	December 31, 2017
Cash flows from operating activities:
Net loss	$(5,239)	$(7,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,468	5,051
Share-based compensation expense	199	397
Loss on sale of asset	34	—
Loss on sale of subsidiaries	—	109
Bad debt expense and other	59	84
Changes in working capital:
Accounts receivable	986	(137)
Inventory	(2,706)	(138)
Prepaid expenses and other assets	1,897	609
Accounts payable	(227)	1,486
Accrued expenses and other current liabilities	(18)	(1,472)
Deferred revenue	(265)	222
Net cash provided by (used in) operating activities	188	(1,665)

Cash flows from investing activities:
Purchases of property and equipment	(760)	(1,500)
Proceeds from sale of subsidiary	—	3,000
Net cash (used in) provided by investing activities	(760)	1,500

Cash flows from financing activities:
Proceeds from debt issuance	38,417	49,533
Repayments of long-term debt and capital lease obligations	(37,858)	(50,040)
Issuance of common stock under employee stock purchase plan and exercise of stock options	—	155
Net cash provided by (used in) financing activities	559	(352)
Effect of exchange rates on cash	(103)	311
Net decrease in cash	(116)	(206)
Cash, beginning of period	365	593
Cash, end of period	$249	$387
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,052	$1,244
Cash paid for income taxes, net of refunds	$87	$48

ARC Group Worldwide, Inc.

Consolidated Segment Information

(in thousands)

	Three months ended		Six months ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017
Sales:
Precision Components Group	$15,951	$13,069	$31,636	$27,402
Stamping Group	4,956	4,359	9,837	9,112
Consolidated sales	$20,907	$17,428	$41,473	$36,514

Operating costs:
Precision Components Group	$16,146	$15,353	$30,935	$30,622
Stamping Group	5,634	4,746	10,571	9,748
Consolidated operating costs	$21,780	$20,099	$41,506	$40,370

Segment operating income (loss):
Precision Components Group	$(195)	$(2,284)	$701	$(3,220)
Stamping Group	(678)	(387)	(734)	(636)
Corporate (1)	(980)	(983)	(1,845)	(1,921)
Total segment operating loss	$(1,853)	$(3,654)	$(1,878)	$(5,777)

Interest expense, net	(898)	(912)	(1,829)	(1,888)
Other income, net	64	165	90	129
Non-operating expense	(834)	(747)	(1,739)	(1,759)
Consolidated loss before income taxes and non-controlling interest	$(2,687)	$(4,401)	$(3,617)	$(7,536)